UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT

UNDER
THE SECURITIES ACT OF 1933

Bioceres Crop Solutions Corp.
(Exact name of registrant as specified in its charter)

Cayman Islands (State or other jurisdiction of incorporation or organization)	N/A (I.R.S. Employer Identification No.)

Ocampo 210 bis, Predio CCT, Rosario
Province of Santa Fe, Argentina
(Address of principal executive offices) (Zip code)

2013 Stock Incentive Plan
(Full title of the plans)

Cogency Global Inc.
122 East 42nd Street, 18th Floor
New York, NY 10168
(212) 947-7200

(Name and address of agent for service) (Telephone number, including area code, of agent for service)

Copies to:

Matthew S. Poulter, Esq. Pierre-Emmanuel Perais, Esq. Linklaters LLP 1290 Avenue of the Americas New York, NY 10104 Phone: (212) 903-9000 Fax: (212) 903-9100

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Part I of Form S-8 is omitted from this Registration Statement in accordance with the provisions of Rule 428 under the Securities Act and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I of Form S-8 will be delivered to the participant in the plans covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents By Reference.

The following documents, which have been filed with the U.S. Securities and Exchange Commission (the “Commission”) by Bioceres Crop Solutions Corp. (the “Registrant”), are hereby incorporated by reference into this Registration Statement:

(a)       the Registrant’s Annual Report on Form 20-F (File No. 001-38836) for the fiscal year ended June 30, 2021 filed with the Commission on October 29, 2021;

(b)       the Registrant’s Report on Form 6-K filed with the Commission on September 30, 2021, including exhibit 99.1 thereto; the Registrant’s Report on Form 6-K filed with the Commission on November 30, 2021, including exhibit 99.1 thereto; the Registrant’s Report on Form 6-K filed with the Commission on February 25, 2022, including exhibits 99.1 and 101 thereto; the Registrant’s Report on Form 6-K filed with the Commission on April 29, 2022, including exhibit 99.1 thereto; the Registrant’s Report on Form 6-K filed with the Commission on May 27, 2022, including exhibit 99.1 thereto; and the Registrant’s Report on Form 6-K filed with the Commission on July 12, 2022, including exhibit 99.1 thereto; and

(c)       the description of the Registrant’s ordinary shares contained in the Registrant’s Registration Statement on Form F-3 filed with the Commission on October 30, 2020 (File No. 333-249770) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.

All other reports and documents subsequently filed (but not furnished) by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such reports and documents.

Any statement contained in this Registration Statement, in an amendment hereto or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed amendment to this Registration Statement or in any document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Under no circumstances shall any information subsequently furnished on Form 6-K be deemed incorporated herein by reference unless such Form 6-K expressly provides to the contrary.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Cayman Islands law does not limit the extent to which a company’s articles of association may provide indemnification of officers and directors, except to the extent that it may be held by the Cayman Islands courts to be contrary to public policy, such as providing indemnification against civil fraud or the consequences of committing a crime.

The Registrant’s articles of association (“Articles”) provide that each director or officer of the Registrant shall be indemnified out of the assets of the Registrant against any liability, action, proceeding, claim, demand, costs, damages or expenses, including legal expenses, whatsoever which they or any of them may incur as a result of any act or failure to act in carrying out their functions other than such liability (if any) that they may incur by reason of their own actual fraud or willful default. No such person shall be liable to the Registrant for any loss or damage incurred by the Registrant as a result (whether direct or indirect) of the carrying out of their functions unless that liability arises through the actual fraud or willful default of such person. No person shall be found to have committed actual fraud or willful default under this Article unless or until a court of competent jurisdiction shall have made a finding to that effect.

Also, the Registrant currently maintains director’s and officer’s liability insurance covering its directors and officers with respect to general civil liability, including liabilities under the Securities Act, which he or she may incur in his or her capacity as such. The Registrant entered into indemnification agreements with each of its directors and executive officers. These agreements generally provide that the relevant director or officer will be indemnified by the Registrant to the fullest extent permitted by law against liability and against all expenses reasonably.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.	Exemption From Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Incorporated by Reference
Exhibit No.		Document
4.1	**	Amended and Restated Memorandum and Articles of Association of Bioceres Crop Solutions Corp. (Incorporated by reference to Exhibit 3.1 to Amendment No.1 to the Registrant’s registration statement on Form F-1 (File No. 333-231883), filed with the SEC on July 12, 2019)
4.2	**	Certificate of Name Change (Incorporated by reference to Exhibit 1.2 to the Registrant’s Shell Company Report on Form 20-F (File No. 001-38836), filed with the SEC on March 14, 2019)
4.3	**	Share Exchange Agreement, dated as of November 8, 2018, by and among Union Acquisition Corp., Joseph J. Schena, in his capacity as the Pre-Closing Union Representative, and Bioceres, Inc. (Incorporated by reference to Exhibit 2.1 to UAC’s Current Report on Form 8-K (File No. 001-38405), filed with the SEC on November 8, 2018)
4.4	**	Amendment to the Share Exchange Agreement, dated as of December 19, 2018 (Incorporated by reference to Exhibit 10.1 to UAC’s Current Report on Form 8-K (File No. 001-38405), filed with the SEC on December 20, 2018)
4.5	**	Rizobacter Call Option Agreement, dated as of October 22, 2018 (Incorporated by reference to Exhibit 10.1 to UAC’s Current Report on Form 8-K (File No. 001-38405), filed with the SEC on November 13, 2018)
4.6	**	Share Transfer Agreement (Incorporated by reference to Exhibit 10.2 to UAC’s Current Report on Form 8-K (File No. 001-38405), filed with the SEC on March 14, 2019)
4.7	**	Rizobacter Shareholders’ Agreement, dated March 5, 2019, among Bioceres LLC, Pedro Enrique Mac Mullen, María Marta Mac Mullen and International Property Services Corp. (Incorporated by reference to Exhibit 2.4 to the Registrant’s Annual Report on Form 20-F (File No. 001-38836), filed with the SEC on October 24, 2019)
4.8	**	Shareholders’ Agreement, dated as of March 14, 2019, by and among Bioceres Crop Solutions Corp., Bioceres LLC and the shareholders named therein (Incorporated by reference to Exhibit 4.11 to the Registrant’s registration statement on Form F-3 (File No. 333-237496), filed with the SEC on March 31, 2020)
4.9	**	Amended and Restated Registration Rights Agreement, dated as of March 14, 2019, by and among Bioceres Crop Solutions Corp. and the Investors named therein (Incorporated by reference to Exhibit 4.5 to the Registrant’s Shell Company Report on Form 20-F (File No. 001-38836), filed with the SEC on March 14, 2019)
4.10	**	Note Purchase Agreement, dated as of March 6, 2020, by and among Bioceres Crop Solutions Corp., as borrower, the purchasers party thereto and Solel Partners LP, as collateral agent (Incorporated by reference to Exhibit 99.2 to the Registrant’s Current Report on Form 6-K (File No. 001-38836), filed with the SEC on March 9, 2020)
4.11	**	Registration Rights Agreement, dated as of March 6, 2020 (as amended, restated supplemented or otherwise modified from time to time in accordance with the terms hereof) by and among Bioceres Crop Solutions Corp. and each purchaser named therein (Incorporated by reference to Exhibit 4.19 to the Registrant’s registration statement on Form F-3 (File No. 333-237496), filed with the SEC on March 31, 2020)
5.1		Opinion of Maples and Calder (Cayman) LLP
23.1		Consent of Price Waterhouse & Co. S.R.L.
23.2		Consent of Maples and Calder (Cayman) LLP (included in Exhibit 5.1).
99.1		2013 Stock Incentive Plan
107		Filing Fee Table

** Previously filed.

Item 9.	Undertakings.

(a)       The undersigned Registrant hereby undertakes:

(1)      To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)            To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)            To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)            To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)      That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)      To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)      The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Rosario, Argentina, on this 26th day of July, 2022.

Bioceres Crop Solutions Corp.

By:	/s/ Federico Trucco
Name: Federico Trucco
Title: Chief Executive Officer and Executive Director

POWER OF ATTORNEY

We, the undersigned directors and officers of Bioceres Crop Solutions Corp., hereby severally constitute and appoint Federico Trucco and Gloria Montaron Estrada each of them singly, his/her true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution for him/her and in his/her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and any subsequent registration statements pursuant to Rule 462 of the United States Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorney-in-fact or his/her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Federico Trucco	Chief Executive Officer and Executive Director	July 26, 2022
Federico Trucco
/s/ Enrique Lopez Lecube	Chief Financial Officer and Executive Director	July 26, 2022
Enrique Lopez Lecube
/s/ Gloria Montaron Estrada	Executive Director	July 26, 2022
Gloria Montaron Estrada
/s/ Carlos Camargo de Colon	Non-Executive Director	July 26, 2022
Carlos Camargo de Colón
/s/ Natalia Zang	Non-Executive Director	July 26, 2022
Natalia Zang
/s/ Ari Freisinger	Non-Executive Director	July 26, 2022
Ari Freisinger
/s/ Kyle P. Bransfield	Non-Executive Director	July 26, 2022
Kyle P. Bransfield
/s/ Fabian A. Onetti	Non-Executive Director	July 26, 2022
Fabian A. Onetti
/s/ Yogesh Mago	Non-Executive Director	July 26, 2022
Yogesh Mago
/s/ Keith McGovern	Non-Executive Director	July 26, 2022
Keith McGovern

SIGNATURE OF AUTHORIZED U.S. REPRESENTATIVE

Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of Bioceres Crop Solutions Corp., has signed this registration statement on this 26th day of July, 2022.

COGENCY GLOBAL INC.

By:	/s/ Colleen A. De Vries
	Name:	Colleen A. De Vries
	Title:	Senior Vice President on behalf of Cogency Global Inc.